Exhibit 99.1

INVESTOR CONTACT:
Investor Relations (561) 832-0006 Website: www.usdl.com

US Diagnostic Inc.	FOR IMMEDIATE RELEASE

US DIAGNOSTIC INC. ANNOUNCES APPROVAL OF SALE OF
BUSINESS BY THE BANKRUPTCY COURT

West Palm Beach, Florida, October 29, 2002 - US Diagnostic Inc. (OTC Bulletin Board: USDL) (“USD”) today announced that on Friday October 25, 2002, the United States Bankruptcy Court for the Southern District of Florida, approved its motion for sale of substantially all of its operating assets, including all 21 of its diagnostic imaging centers.

On September 12, 2002, USD signed a definitive agreement to sell its diagnostic imaging business to DVI Financial Services Inc. (“DVIFS”), or its designee. DVIFS, together with DVI Business Credit Corporation (“DVIBC,” and, collectively with DVIFS, “DVI”), is the Company’s primary senior lender. DVIFS has assigned its purchase rights under the definitive agreement to an affiliate of PresGar Medical Imaging, Inc. (“PresGar”), a privately held company that owns and operates a number of diagnostic imaging centers in various locations around the country. Pursuant to the definitive agreement, PresGar will acquire substantially all of the assets and will assume specified liabilities and contracts of USD and its subsidiaries which own and operate 21 fixed site diagnostic imaging facilities. DVI will reserve its rights to secured claims against certain USD property. On September 13, 2002, USD and certain of its non-operating subsidiaries filed for a Chapter 11 bankruptcy case under the United States Bankruptcy Code in United States Bankruptcy Court for the Southern District of Florida.

USD anticipates that its diagnostic imaging centers will continue to operate as usual pending completion of the sale. The closing on the sale is expected to occur in November 2002.

US Diagnostic is an independent provider of radiology services with locations in nine states and owns and operates 21 fixed site diagnostic imaging facilities.

     Statements contained in this press release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company’s expectations and are subject to a number of risks and uncertainties, including but not limited to, the successful completion of the transactions contemplated by the definitive agreement with respect to the sale of the Company’s operating assets to its senior lender or such lender’s designee, the effect of the Chapter 11 bankruptcy filing on the Company’s business, the ultimate approval by creditors and the bankruptcy court of the contemplated liquidating plan of reorganization, economic, competitive and other factors affecting the Company’s operations, markets and strategies, adequate collection of accounts receivable, government regulations involving the Company, facts and events not known at the time of this press release, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information in this press release will, in fact, occur.